Exhibit 99.1

PaxMedica Appoints David Hough M.D. as Chief Medical Officer

Announces Additional Management Changes; Independent Directors Now Majority of Board

TARRYTOWN, NY, August 16, 2023 -- PaxMedica, Inc. (Nasdaq: PXMD), a clinical stage biopharmaceutical company focusing on the development of novel anti-purinergic drug therapies (APT) for the treatment of Autism Spectrum Disorder (ASD) and other serious conditions with intractable neurologic symptoms, today announced the return of David Hough, M.D., as Chief Medical Officer (CMO) of PaxMedica, effective immediately. Dr. Hough has been a key consultant to the company during 2023 and was the company’s CMO from 2020-2022. He is board-certified in both adult and geriatric psychiatry. He succeeds Stefan Schwabe M.D., PhD, who will continue to serve on the PaxMedica Scientific Advisory Board.

PaxMedica also announced additional changes to the management team and Board of Directors, all effective as of August 21, 2023. Michael Derby and Zachary Rome, Chairman of the Board and Chief Operating Officer, respectively, and co-founders of the company in 2018, will be relinquishing their operational roles on the management team in order to focus on their full-time responsibilities at Tardimed Sciences. Mr. Rome will remain on the Board of Directors. Mr. Derby will remain as a consultant to PaxMedica.

Howard Weisman, Chief Executive Officer of PaxMedica, has been appointed to the additional position of Chairman of the Board of Directors. Stephen Sheldon has been appointed to the role of Chief Operating Officer in addition to his position as Chief Financial Officer. Charles Casamento has been elected as Lead Independent Director of the Board of Directors.

Lead Independent Director, Charles Casamento said, “We are grateful for the vision and leadership that Michael and Zach have shown since the inception of PaxMedica. Their determination and strategic approach in the formation of PaxMedica and the advancement of PAX-101 (IV suramin) towards its goal of becoming the first drug to treat the core symptoms of autism formed the bedrock of the company’s growth plans. We look forward to their future contributions to our success.”

“We are excited to have Dr. Hough rejoin us at this all important juncture. His extensive experience in drug development and neurological conditions has been a tremendous asset for us, as we advance our portfolio of product candidates for the treatment of intractable neurologic symptoms, and we look forward to his continued, significant contributions. We are delighted to welcome him back to PaxMedica as Chief Medical Officer,” added Howard Weisman, PaxMedica’s Chairman and CEO.

Mr. Weisman continued, “I would also like to thank Dr. Schwabe for his contribution to PaxMedica over this past critical year as a newly public company. He has been instrumental in focusing our efforts as we work to develop innovative treatments to meet unmet needs in neurodevelopmental disorders and will remain a valued advisor to PaxMedica.”

Dr. Hough is a neuroscience clinical development consultant who previously served as Vice President at Janssen Research and Development (a Johnson & Johnson company) and in various leadership roles over a 17-year span. Most recently, Dr. Hough was the compound development team leader for SPRAVATO® for treatment-resistant depression, overseeing the development program through two severe mood disorders indications. He was responsible for medical, scientific, manufacturing, quality, preclinical, and commercial aspects of the program. Prior to that he was the schizophrenia disease area leader and the development team leader for paliperidone. Dr. Hough played a pivotal role in the development programs for oral INVEGA®, INVEGA SUSTENNA® and XEPLION® for schizophrenia. Dr. Hough is a graduate of West Point and board certified in psychiatry.

About PaxMedica

PaxMedica is a clinical stage biopharmaceutical company focusing on the development of anti-purinergic drug therapies (“APT”) for the treatment of disorders with intractable neurologic symptoms, ranging from neurodevelopmental disorders, including Autism Spectrum Disorder (“ASD”), to Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (“ME/CFS”), a debilitating physical and cognitive disorder. One of PaxMedica’s primary points of focus is the development and testing of its lead program, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and the advancing the clinical understanding of using that agent against other disorders such as ME/CFS. For more information, visit www.paxmedica.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements reflect our current view about future events. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or similar expressions. These forward-looking statements include our anticipated clinical program, the timing and success of our anticipated data announcements, pre-clinical and clinical trials and regulatory filings, statements about the strength of our balance sheet. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Such risks and uncertainties include, but are not limited to, risks associated with the Company’s development work, including any delays or changes to the timing, cost and success of the Company’s product development and clinical trials, risk of insufficient capital resources, cash funding and cash burn and risks associated with intellectual property and infringement claims. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s “Risk Factors” section and other sections in its most recent Annual Report on Form 10-K, and subsequent quarterly and other filings with the U.S. Securities and Exchange Commission.

Contacts

ir@paxmedica.com

Stephanie Prince
PCG Advisory
sprince@pcgadvisory.com
(646) 863-6341